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PR on sales

Schreiber

3/13/6

Sportscoach innovations driving record sales

MIDDLEBURY, Ind. — Sportscoach posted record sales for 2005 and that trend appears to continue in 2006.  Company officials credit the innovations built into their diesel motorhomes for the record numbers.

Sportscoach gained 30.0 percent in retail market share during the past year and unit sales were up 19.4 percent, according to Statistical Surveys Inc.  “All of this occurred when diesel sales for the industry were down 7.7 percent for 2005,” said Mike Scheetz, Vice President of Sportscoach.

There are several new design features that Sportscoach has implemented that are becoming industry standards. These features are the reason consumers are turning to Sportscoach® products.

“For the past couple of years, we have implemented very specific plans to boost diesel motorhome sales. This plan focused on every facet of our operation, from the quality of our coaches to the boldness of our design. We also enhanced our dealer network and the service provided to customers. The sales figures show the plan is working,” said Scheetz.

The new “flame” paint option on the Elite™ motorhome is a prime example of what Sportscoach is doing differently from other manufactures. “This means every Sportscoach customer can have a stand out custom-style paint job,” said Scheetz.

In 2005, the Encore™ became the first diesel coach in the industry to feature a true flat floor in the rear bedroom. After the success of that innovation, Sportscoach implemented the flat floor in all of its models. With the 2007 Elite™, the company is offering an uncommonly high 84-inch ceiling and a residential-sized refrigerator.

“Diesel products are the sole focus for Sportscoach. They are longer lasting, offer more features, lots of living space and have more power,” said Scheetz. “We appeal to a broad range of customers from the novice diesel buyer to the experienced owner. And, Sportscoach® products represent a tremendous value to the motorhome consumer.”

Sportscoach manufactures and markets Class A diesel-powered motorhomes under the names Elite™, Encore™, Cross Country® SE and Cross Country®.

Sportscoach® Class A diesel motorhomes are produced in Middlebury, Indiana. Sportscoach is a division of Coachmen Recreational Vehicle Company LLC, one of America's leading manufacturers of recreational vehicles and a subsidiary of Elkhart, Indiana-based Coachmen Industries, Inc.

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®.  Coachmen’s ALL AMERICAN HOMES® subsidiary is one of the nation’s largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

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